DWS ALTERNATIVE ASSET ALLOCATION PLUS VIP

SUB ADVISORY AGREEMENT

Agreement made as of January 15, 2009 between DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC., a Delaware corporation (the “Advisor”) and DEUTSCHE INVESTMENTS AUSTRALIA LIMITED, (the “Sub-Advisor”).

W I T N E S S E T H:

WHEREAS, the Advisor has entered into an Amended and Restated Investment Management Agreement dated as of May 1, 2008, (the “Investment Management Agreement”) with DWS Variable Series II, (the “Trust”) an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and organized as a Massachusetts business trust organized under the laws of the Commonwealth of Massachusetts on behalf of DWS Alternative Asset Allocation Plus VIP (the “Fund”), pursuant to which the Advisor acts as advisor to the Fund;

WHEREAS, the Investment Management Agreement contemplates that the Advisor may appoint a sub-adviser to perform certain services relating to the management of the investment operations of the Fund, and the Sub-Advisor is willing to render such investment advisory services to the Fund; and

WHEREAS, the Sub-Advisor is registered as an investment adviser under the Investment Advisers Act of 1940.

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

1. The Advisor hereby appoints the Sub-Advisor to act as an investment advisor to the Fund for the period and on the terms set forth in this Agreement. The Sub-Advisor accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. Subject to the general supervision of the Board of Trustees and the Advisor, the Sub-Advisor shall manage all of the securities and other assets of the Fund entrusted to it by the Advisor, hereunder (the “Assets”), including the purchase, retention and disposition of the Assets, in accordance with the Fund’s investment objective and policies as stated in the Registration Statement (as defined in paragraph 3(d) of this Agreement) and subject to the following understandings:

(a) The Sub-Advisor, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Amended and Restated Declaration of Trust and By-Laws of the Trust and the Registration Statement and with the instructions and directions of the Board of

Trustees, and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

(b) the Sub-Advisor shall use the same skill and care in the management of the Assets as it uses in the administration of other accounts for which it has investment responsibility as agent;

(c) the Sub-Advisor shall determine the Assets to be purchased, sold or lent by the Fund and as agent for the Fund will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities, including a broker affiliated with the Sub-Advisor; in placing orders with brokers and/or dealers the Sub-Advisor intends to seek best price and execution for purchases and sales; the Sub-Advisor shall also determine whether or not the Assets shall include repurchase or reverse repurchase agreements;

(d) On occasions when the Sub-Advisor deems the purchase or sale of a security or other investment to be in the best interest of the Fund as well as other customers of the Sub-Advisor, the Sub-Advisor may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased on behalf of the Fund and such other customer of the Sub-Advisor in order to obtain best execution, including lower brokerage commissions, if applicable. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub- Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund;

(e) the Sub-Advisor shall maintain a set of books and records with respect to the Assets as required by the Advisers Act and other applicable laws and regulations and shall render to the Board of Trustees such periodic and special reports as the Board of Trustees may reasonably request;

(f) the services of the Sub-Advisor to the Fund under this Agreement are not to be deemed exclusive, and the Sub-Advisor shall be free to render similar services to others; and

(g) Subject to obtaining the initial and periodic approvals required under Section 15 of the 1940 Act and the approval of the Advisor, the Sub-Advisor may retain one or more additional sub-advisors at the Sub-Advisor’s own cost and expense for the purpose of furnishing one or more of the services described in this section with respect to the Fund. Retention of a sub-advisor hereunder shall in no way reduce the responsibilities or obligations of the Sub-Advisor under this Agreement and the Sub-Advisor shall be responsible to the Fund for all acts or omissions of any sub-advisor in connection with the performance of the Sub-Advisor’s duties hereunder.

Notwithstanding the foregoing, the Sub- Advisor is not authorized, and shall not be deemed to have assumed any duties under this Agreement, to make any business, operational or management decisions on behalf of the Fund other than with respect to the Assets.

3. Advisor has delivered copies of each of the following documents to the Sub-Advisor and will promptly notify and deliver to it all future amendments and supplements, if any:

(a) Trust’s Amended and Restated Declaration of Trust, as amended or supplemented from time-to-time (the “Declaration”);

(b) By-Laws of the Trust (the “By-Laws”);

(c) Certified resolutions of the Board of Trustees authorizing the appointment of the Advisor and approving the form of this Agreement; and

(d) Prospectus of the Fund.

4. The Sub-Advisor shall keep the books and records required to be maintained by it pursuant to paragraph 2(e) of this Agreement. The Sub-Advisor agrees that all records that it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records to the Fund or to the Advisor upon request. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by the Advisor with respect to the Fund by Rule 31a-2 of the Commission under the 1940 Act.

5. During the term of this Agreement, the Sub-Advisor will pay all expenses, including personnel costs and overhead, incurred by it in connection with its activities under this Agreement, other than the cost of Assets purchased or sold for the Fund (including taxes and brokerage commissions, if any) and extraordinary expenses.

6. The Advisor shall continue to have responsibility for all services to be provided to the Fund pursuant to the Investment Management Agreement and shall oversee and review the Sub-Advisor’s performance of its duties under this Agreement.

7. For the services provided and the expenses borne pursuant to this Agreement, the Advisor will pay to the Sub-Advisor, as full compensation therefore, a fee, calculated daily and payable monthly in arrears, as set forth on Schedule I to this Agreement, less any fees waived and/or reimbursed by the Advisor or its affiliates.

For purposes of this Section 7, the value of the Assets managed by the Sub-Advisor shall be computed as required by the 1940 Act and in accordance with any procedures approved by the Board of Trustees for the computation of the value of the net assets of the Fund in connection with the determination of the net asset value of its shares.

Subject to the provisions of this Agreement, the duties of the Sub-Advisor and the fees to be paid to the Sub-Advisor by the Advisor under and pursuant to this Agreement or other arrangement entered into in accordance with this Agreement may be adjusted from time to time by the Advisor, subject to the prior approval of the members of the Board of Trustees who are not “interested persons” (as defined in the 1940 Act).

8. The Sub-Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Advisor or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

9. This Agreement shall continue in effect until September 30, 2010 and shall continue in effect from year to year thereafter if such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated in its entirety, at any time, without the payment of any penalty, (a) by the Advisor, or (b) by the Trust, by vote of a majority of the Board of Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust, in each case on not more than 60 days’ written notice to the Sub-Advisor, or by the Sub-Advisor, at any time, without the payment of any penalty, on not more than 60 days’ written notice to the Advisor and to the Fund. This Agreement will automatically and immediately terminate in the event of its “assignment” (as defined in the 1940 Act) or upon termination of the Investment Management Agreement.

10. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Trustees and the Advisor from time to time, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

11. This Agreement may be amended by the mutual consent of the parties. Any such amendment shall also require the consent of the Fund, which must be approved (a) by vote of a majority of those Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party (other than as Trustees of the Trust), cast in person at a meeting called for the purpose of voting on such amendment, and/or (b) by vote of a majority of the outstanding voting securities of the Trust.

12. Notices of any kind to be given hereunder shall be in writing and shall be duly given if mailed or delivered as follows: (a) to the Sub-Advisor at Deutsche Investments Australia Limited, Level 16, Deutsche Bank Place, 126 Phillip Street, Sydney NSW 2000 Australia, with a copy to the Advisor; (b) to the Advisor at 345 Park Avenue, New York, New York 10017, Attention: Chief Operating Officer; (c) to the Fund at One Beacon Street, 14th Fl., Boston, MA 02108, Attention: Secretary; or (d) at such other address or to such other individual as any of the foregoing shall designate by notice to the others.

13. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

14. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

15. The Declaration, a copy of which, together with all amendments thereto, is on file in the Office of the Secretary of State of The Commonwealth of Massachusetts, provides that the name DWS Alternative Asset Allocation Plus VIP and/or DWS Variable Series II refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Fund shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Fund or any portfolio thereof, but only the assets belonging to the Fund, or to the particular portfolio with respect to which such obligation or claim arose, shall be liable.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date set forth above.

DEUTSCHE INVESTMENT MANAGEMENT

AMERICAS INC.

By:

Name: Michael Colon

Title: Chief Operating Officer

By:

Name: John Millette

Title: Director

DEUTSCHE INVESTMENTS AUSTRALIA

LIMITED

By:

Name:

Title:

By:

Name:

Title:

Schedule I

Assets under Management by DIAL (Euro)	Sub-Advisory Fee *(basis points)
0 – 250 million 250 – 500 million 500 – 1,000 million 1,000 – 2,500 million 2,500 – 5,000 million 5,000 – 25,000 million 25,000 – 50,000 million > 50,000 million	30 20 12 8 5.5 3.5 2.5 1.5

* With respect to the portion of the Assets managed by the Sub-Advisor, less any fees waived and/or reimbursed by the Advisor or its affiliates.